Exhibit 99.1

Q1 2026 Earnings Conference Call

May 13, 2026

5:00 PM EST (New York)

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Operator

Good day, ladies and gentlemen. Thank you for standing by, and welcome to the Health In Tech first quarter 2026 earnings conference call. Currently, all participants are in listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. As a reminder, we are recording today’s call. If you have any objections, you may disconnect at this time.

Now I will turn the call over to Lori Babcock, Chief of Staff for the company, Ms. Babcock, please proceed.

Lori Babcock – Chief of Staff

Thank you, operator, and hello, everyone. Welcome to Health In Tech’s first quarter 2026 earnings conference call. Joining us today are Mr. Tim Johnson, Chief Executive Officer, Mr. Zain Hasan, Chief Growth Officer and Ms. Julia Qian, Chief Financial Officer. Full details of our results can be found in our earnings press release and in our related Form 10-Q, to be filed with the SEC. These documents will be available on our Investor Relations website at healthintech.investorroom.com. As a reminder, today’s call is being recorded, and a replay will be available on our IR website as well.

Before we continue, please note that today’s discussion includes forward-looking statements made pursuant to the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on information available as of today and involve risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied, including those discussed in our quarterly report on Form 10-Q for the period ended March 31, 2026, to be filed with the SEC. Please review the forward-looking and cautionary statements section at the end of our earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today.

Except as expressly required by the federal securities laws, we undertake no obligation to update and expressly disclaim the obligation to update these forward-looking statements to reflect events or circumstances after the date of this call or to reflect new information or the occurrence of unanticipated events. We may also refer to certain financial measures not in accordance with generally accepted accounting principles, such as adjusted EBITDA, for comparison purposes only. Our GAAP results and reconciliations of GAAP to non-GAAP measures can be found in our earnings press release.

With that, I will now turn the call over to our CEO, Mr. Tim Johnson.

Tim Johnson – CEO

Thank you, Lori, and good afternoon, everyone. We appreciate you joining us today.

Before discussing the quarter, I want to take a step back and frame how we are thinking about 2026.

As we discussed during last quarter’s call, we are operating within a massive, opaque self-funded stop loss insurance market. According to industry estimates, as of 2025, roughly 80% of large businesses had adopted self-funded healthcare plans, while only about 27% of medium and small businesses had. Self-funded healthcare plans allow businesses to manage their costs better with a lot of flexibility. However, the complexity has made implementation nearly unrealistic for many businesses. Our AI-powered solutions remove barriers and make it simple and easy.

The self-funded healthcare market represents nearly a one trillion-dollar stop loss insurance premium a year, and the total number of insurance brokers exceeds one million according to industry estimates.

In comparison, today just about 900 distribution partners—consisting primarily of insurance brokers—drive the sale of self-funded plans and stop-loss policies placed through Health In Tech’s modern technology platform. In other words, our penetration of the broker pool remains well below one-tenth of one percent, which highlights the significant runway potential ahead, especially given the substantial benefits that our platform aims to deliver: convenience, customization, cost-effectiveness, clarity, and condensed time to quote.

2025 was a year in which we demonstrated that our model could scale meaningfully and achieve strong profitability, and our plan is for 2026 to be a year of deliberate investment in sales distribution and technology development to build our roster of distribution partners, expand our market presence, enhance our technology for new features, deliver new solutions, and accelerate long-term revenue growth.

In March 2026, we completed a private investment in public equity (PIPE), which brought us approximately $7 million in gross proceeds that will, in part, support our growth initiatives. To be clear, this capital raise was not driven by an immediate need for working capital in our view as our business remains strong from a fundamental balance sheet perspective. Rather, we identified an opportunity to broaden our shareholder base with new institutional investors through a modestly sized raise that limited dilution and provided incremental fuel for growth.

We intend to prudently deploy this new capital across several targeted areas, including expanding our sales distribution network, adding new carrier partners to our platform, enhancing our technology architecture and AI development, and advancing our service offerings and product development.

First, expanding sales distribution.

Our business scales through distribution, with brokers serving as the primary channel through which employers access self-funded health plans on eDYIBS, our innovative AI-powered marketplace.

In 2026, we are increasing our investment in sales and marketing to expand our broker network, deepen engagement, and build a more proactive and scalable go-to-market strategy. Historically, much of our growth has been driven organically by “word of mouth” and through our relatively small in-house sales team. Going forward, we plan to build our sales team and complement their efforts with more structured outreach, marketing initiatives, and direct engagement within the broader broker community. Our Chief Growth Officer, Zain Hasan, has more than 15 years of experience in the employee benefits and insurance industry, he is a five-time founder and former Chief Executive Officer who has successfully built and exited multiple companies. He brings a proven background in scaling revenue, leading both organic and inorganic growth initiatives, executing strategic acquisitions, and driving disciplined value creation. He will expand on growth efforts a bit later in the call.

We believe these investments are critical to capturing a larger share of a huge market, in which our current penetration remains very low despite the compelling value-added benefits of our platform.

Second, adding new carrier partners.

On the other side of our platform, we will be focused on increasing the number and diversity of participating insurance carriers.

I want to spend a moment explaining why adding carriers is important. Today, our platform generates bindable, execution-ready quotes for employer groups through rapid underwriting that is based on carrier-specific risk criteria. While our technology significantly improves the speed, consistency, and efficiency of the underwriting process, overall pricing to the employer reflects a combination of factors across the value chain, such as carrier’s risk assessment, the changes of underlying employees health condition, claims expense and administrative costs.

Cost variability for the employer at renewal generally boils down to the carrier’s underwriting criteria and risk assessment, which can fluctuate based on changes in claims experience or shifts in the carrier’s risk appetite. These fluctuations can lead to less competitive pricing or limited options for the employer at renewal, even if the broker and employer are otherwise delighted with our platform.

By expanding our carrier network, we can provide brokers with greater underwriting perspectives for the same employer group, increasing the likelihood of finding a competitive and suitable option within our platform at renewal.

In practical terms, “more carriers” means more choice for brokers, better alignment with employer needs, and ultimately a higher probability of successful placement, which we believe will drive greater platform utilization, enhanced employer “stickiness,”, and stronger revenue growth for Health In Tech.

Third, Health In Tech’s next-generation technology architecture and AI development. Sri Rajagopalan, our Chief Technology Officer has spent the majority of his career at SAP and IBM, two of the world’s leading enterprise software companies, where he held senior leadership roles in enterprise architecture and large-scale platform engineering. His experience spans global, mission-critical systems serving complex enterprise clients across multiple industries. As we expand our AI-enabled underwriting and benefits administration platform, Sri will strengthen our core technology foundation—enhancing scalability, data intelligence, cybersecurity, and operational resilience.

Under Sri’s leadership, we announced in March 2026, we engaged Ciklum, an Amazon Web Service Advanced Tier Service Partner, to expand both the front- and back-end functionality of our technology platform.

Our partnership with Ciklum is off to a strong start. Together, we are implementing a more integrated technology environment, while streamlining data infrastructure and reporting processes.

We expect to achieve:

●	Enhanced platform capabilities and administrative functions that can aid our expansion into larger employer markets;

●	Improved integration of front- and back-end workflows, consolidating quoting, underwriting, administration, and analytics into a unified platform; and

●	Advanced data and operational reporting capabilities to deliver deeper insights and improved decision-making for brokers, third-party administrators (TPAs), managing general underwriters (MGUs), carriers, and employer end-clients.

Fourth, advancing services and product development.

To begin, I’m pleased to highlight that, starting in January, we expanded our service scope with the launch of our enhanced self-funded plan administration offering. This new model delivers pre-configured, end-to-end self-funded health benefit solutions that bundle plan design, administration, and stop-loss coverage into a single, streamlined framework.

With years of experience, we have developed a comprehensive suite of more than 100 pre-designed, customizable plans. These plans are curated, bundled, and directly supported by a network of specialized administrative vendors, enabling us to deliver consistent, high-quality solutions while maintaining flexibility to meet specific employer needs.

This also reflects an evolution in how we engage with vendors. Historically, vendors primarily accessed our platform as independent participants, while our role was focused on providing infrastructure and selecting appropriate vendors. We are now moving toward a more integrated and actively managed model, where we curate, bundle, and manage the vendors that comprise a self-funded health plan as part of a broader end-to-end solution.

As of March 2026, these pre-configured options address the majority of employer use cases and can be rapidly deployed, significantly reducing plan design and administrative complexity. For our distribution partners, this translates into a more efficient sales process.

By taking a more hands-on approach to vendor management, we gain greater visibility into vendor performance, allowing us to continuously evaluate, refine, and improve the quality of our network. Over time, we believe this will help us build a best-in-class vendor ecosystem, strengthen platform differentiation, and support higher conversion and retention across our marketplace.

In addition to expanding our service model, we recently rolled out a significant update to our eDIYBS platform, designed to make the quoting, underwriting, and communication process faster, more transparent, and more efficient for brokers.

This update includes a refreshed platform interface, improved workflow design, enhanced census insights, expanded large-group quoting functionality, improved underwriting status visibility, automated experience data parsing, AI-driven risk insights, and broker-to-underwriter messaging directly within the platform.

These enhancements are important because they directly address many of the friction points that have historically slowed down the self-funded quoting and underwriting process. For example, our enhanced Census Insights capability helps brokers identify data quality and completeness issues before submission, which can reduce back-and-forth and help minimize underwriting delays. While our platform already supports large-group quoting, the latest enhancements improve the workflow around larger and more complex cases, including better handling of census data, experience data, and underwriting communication.

We have also introduced broker-to-underwriter messaging, which keeps communication, files, and updates tied directly to each opportunity rather than scattered across disconnected email threads.

Early feedback from brokers has been very positive, particularly around the new messaging feature and overall workflow improvements. Brokers have responded well to having communications, files, and updates tied directly to each opportunity, rather than managed through disconnected email chains. We are also hearing positive feedback on the RFP ( Request for Proposal) and document upload automation functions, with brokers noting that the process feels smoother, requires less back-and-forth, and reduces manual steps. While the enhanced Census Insights tool continues to be well received, the strongest reaction so far has been around the broader efficiency improvements across the platform. Brokers are noticing the impact immediately in their day-to-day workflow, which we view as an encouraging sign for adoption and continued platform engagement.

Overall, these updates reflect our broader strategy of continuously enhancing the eDIYBS platform to reduce manual work, improve visibility, and support faster, more accurate quoting and underwriting outcomes. We believe these capabilities will further strengthen broker adoption, improve partner productivity, and support the scalability of our marketplace.

Among new offerings currently under development, we are making significant progress with our Three-Year Rate Stabilization Program. We expect to complete market testing of this program late in the second quarter or early in the third quarter of 2026. This program is designed to address pricing volatility and provide greater cost predictability for employer groups, which we believe is a key differentiator in the market. Governmental agencies and municipalities, among many others, stand out as logical candidates for our Three-Year Rate Stabilization Program.

In addition, in the second quarter of 2026 we anticipate commencing initial beta testing of a new data-driven solution that integrates physiological data and claims data to generate actionable value insights for partners in our ecosystem and business employer end-clients.

I am incredibly excited about the growth journey in front of us. We are addressing a vast market opportunity in self-funded health insurance with a comprehensive strategy to expand our ecosystem and democratize self-funded health insurance for all employers, regardless of size.

Based on our current operating momentum and growing pipeline, we are reiterating our guidance for full-year 2026 revenue of between $45 million and $50 million, representing approximately 35% to 50% year-over-year growth.

Before Julia reviews our first quarter financial results, I’ll turn it over to Zain, who will provide some additional detail on how we are scaling our sales and distribution strategy.

Zain Hasan – Chief Growth Officer

Thank you, Tim.

From a sales perspective, one of our largest opportunities remains the significant, largely untapped broker and TPA distribution market, where many potential partners have yet to actively engage with our platform.

We make it easy for brokers and TPAs to join and onboard onto our platform, which they can use at no cost.

Unlike traditional models that rely on building large in-house sales teams, we leverage a capital-light, partner-driven distribution strategy. In 2025, and with a relatively small in-house sales team of 6 professionals, we delivered $33 million in revenue. With the additional capital raised through our PIPE financing, we plan to further invest in and selectively expand our in-house sales team and broaden distribution partners to support continued growth.

Importantly, our in-house sales team is primarily focused on onboarding and activating distribution partners, rather than directly selling into employer accounts, which allows us to scale efficiently without significant fixed cost expansion.

This efficiency is driven by our approach: empowering distribution partners with technology that significantly reduces their cost of doing business. By replacing a manual, email-driven process with a fully digitized and streamlined workflow, we save brokers a substantial amount of time and improve their ability to serve clients.

In addition, adding more carriers and building an AI driven solutions to automate length manual processes continue to gain attraction.

As we continue to expand our technological capabilities, we intend to become the go to marketplace for brokers to come to and to offer a one stop shop for the entire renewal process of a self-funded health plan.

Scaling our expanded capabilities into large employer accounts, would increase our average contract value of a client; while bringing in additional carriers should improve close rates.

At the same time, we are investing in analytics capabilities that provide brokers with greater visibility into their quoting pipeline, including win/loss trends, response times, and actionable opportunities. This represents a meaningful shift toward more data-driven sales management.

While the industry has historically been relationship-driven, we see a significant opportunity to scale beyond that through more structured engagement. Our go-to-market strategy focuses on increasing direct broker engagement through conferences, targeted outreach, and brand awareness initiatives—creating a flywheel that drives more platform usage and increases deals per sales representative.

We are working on building relationships whereby our tech stack becomes the infrastructure layer for how employee benefit brokers and TPAs serve their self-funded clients, a new strategy for distribution that we are very optimistic about.

We will be active at key industry conferences where our target buyers are concentrated using those as catalysts for Executive level engagement and pipeline generation.

Overall, while we are still early in this process, we are encouraged by the consistency we are seeing and believe we are building a durable, scalable distribution engine that can support long-term growth—without requiring linear headcount expansion.

I’ll now turn it over to Julia.

Julia Qian – CFO

Thank you, Zain, and good afternoon, everyone. I appreciate you joining us today.

Before we move on, I’d like to highlight an important update on how we present our business metrics, which we believe better reflects the underlying growth and visibility of our platform.

We are introducing some new KPIs, or key performance indicators.

I’ll first touch on Contracted Revenue, which represents contractually committed revenue under active policies, as of the measurement date, that is expected to be recognized in future periods. Our policies are typically written for terms of 12 months, and under GAAP accounting, the reported revenue is recognized ratably over the life of the policy.

For example, if a new employer is onboarded on February 1st 2026, under a 12-month policy, we recognize revenue from that contract monthly from February 2026 through January 2027. In this scenario, while only two months of revenues are recognized in the Q1 2026 reporting period, the remaining ten-months of contractually committed revenue will be recognized in the nine remaining months of 2026 and in one month in 2027.

By reporting Contracted Revenue, we are providing investors with greater transparency and visibility into the future revenue that is already “locked in” – that is, contractually secured but not yet earned and recognized.

We believe this change aligns our disclosures more closely with how we manage the business internally and provides investors with a useful metric to evaluate future revenue visibility.

As of March 31, 2026, our Contracted Revenue for the remaining three quarters of 2026 totaled approximately $22.9 million.

In addition to Contracted Revenue, we are now disclosing Platform Placed Plan Value, or PPPV.

PPPV represents the aggregate contractual value of self-funded health plans with stop-loss insurance (self-funded stop-loss plans) placed through the Company’s platform, covering the duration of the plans’ contractual terms. The contractual term is typically 12 months from the plan’s effective date.

In the first quarter of 2026, our platform placed $82 million self-funded stop-loss plans. Platform Placed Plan Value reflects the full value of active policies facilitated through our platform, including premium, claim funding, and administrative fees.

We believe that PPPV provides a consistent and comparable measure of the total economic value flowing through our platform.

As our business continues to scale, particularly with expansion into larger employer groups and more complex plan structures, we expect Platform Placed Plan Value to increase at a faster rate, reflecting greater depth of engagement and higher-value relationships.

Historically we have disclosed Enrolled Employees as an operating metric.  Enrolled Employees represent individuals or families covered under a company’s self-insured group health plan.

After careful consideration, we have decided to discontinue this metric, as we believe Platform Place Plan Value and Contractual Revenue better represent our business.

As Carriers in our platform offer 4 types of coverage (Employee only, Employee+ Spouse, Employee+ children and Family, and 4 tiers, (bronze, Silver, Gold, Platinum), when previously calculating our now-discontinued Enrolled Employee metric, a single, individual employee versus a family, inclusive of an employee as well as their spouse and children, would each be counted as one “enrolled employee,” though the difference of costs and premiums between these two can be 3x-4x. Furthermore the employee can choose bronze, which offers a lower monthly premium and higher deductible costs, or platinum, which offers the highest premium and lowest deductible.

These two enrolled employees will have dramatically different premiums. Moreover, an employer’s enrolled employee count can change during a period due to factors such as resignations, lay-offs, new hires, family situation changes, births and deaths when we continue to expand our business into larger size of employers and grow our footprint aggressively. We believe the Enrolled Employee metric couldn’t fully present complexities and dynamics of underlying businesses.

Moving on, as Tim mentioned, we intend for this to be a year of targeted investment as we scale our distribution network, expand our product capabilities, and position the Company for long-term growth. As a result, certain financial metrics in the near term reflect this intentional investment phase.

Turning to revenue. For the first quarter of 2026, total revenue was $8.8 million, representing an increase of approximately 9% year-over-year.

As of March, we estimated $31.7 million in revenue will be reported in the 2026 fiscal year, with $8.8 million reported in Q1 and $22.9 million to be recognized in the remainder of 2026. This estimated figure is presented before monthly adjustments, so actual recognized revenue for the remainder of 2026 may differ.

While growth in the quarter was more moderate compared to prior periods, this reflects the current stage of scaling our business rather than any change in underlying demand or platform capability.

At this stage, revenue growth is more closely tied to the expansion of our distribution network, the ramp-up of broker activity, and the conversion of pipeline opportunities, in which we are actively investing in during 2026.

Turning to profitability, adjusted EBITDA for the quarter was negative $1.3 million, compared to positive $1.2 million in the prior year period, and net loss was $1.6 million compared to net income of $0.5 million in the prior year period. This reflects our planned increase in investment across key growth initiatives, particularly in sales and marketing and product development.

Turning to operating expenses, total operating expenses for the quarter were $6.7 million, representing approximately 76% of revenue, compared to $4.9 million, or 61% of revenue, in the prior year period. Breaking this down further:

Sales and marketing expenses were $2.3 million, representing approximately 26% of revenue. The investment amount was doubled compared to $1.1 million, or 14% of revenue, in the prior year period.

This increase reflects our deliberate investment in expanding our sales distribution footprint, including broker expansion, marketing initiatives, and building out a more scalable go-to-market infrastructure.

General and administrative expenses were $3.5 million, representing approximately 39% of revenue, compared to $3.2 million, or 41% of revenue, in the prior year period. The increase primarily reflects that we continued to build a stronger team to support a larger and more scalable organization as we grow.

Research and development expenses were $0.9 million, representing approximately 10% of revenue, compared to $0.5 million, or 7% of revenue, in the prior year period.

This increase reflects continued investment in our technology capabilities and new product initiatives, including data-driven solutions as well as ongoing enhancements to our underwriting and workflow platform. In addition to these expenses in R&D investments, we capitalized approximately $0.6 million of software development during the quarter. Thus, approximately $1.5 million was related to Tech, out of which $0.6 million was related to developing new features and new solutions, compared to $1.4 million and $0.9 million, respectively, in the prior year period.

Overall, the increase in operating expenses reflects a purposeful shift in capital allocation toward growth initiatives.

We are investing ahead of revenue to expand distribution, enhance our product capabilities, and position the Company to capture a larger share of a significant market opportunity.

Importantly, we expect this elevated level of investment to continue throughout 2026, as we execute on our strategy to scale the business and build a more robust growth engine.

Turning to our cash balance, we ended the quarter with $10.3 million in cash and cash equivalents, reflecting the proceeds from our recent PIPE financing. We continue to maintain a disciplined approach to capital allocation, with a focus on investing in areas that we believe will drive long-term growth and shareholder value.

In summary, as we continue to scale distribution, increase platform adoption, and expand our product offerings, we expect to drive higher growth and improve operating leverage over time.

We remain confident in the long-term trajectory of the business and our ability to execute on our growth strategy.

With that, I’ll now turn it back to the operator for Q&A.

Question-and-Answer Session

Operator

Thank you. Seeing no more questions in the queue, let me turn the call back to Mr. Johnson for closing remarks.

Tim Johnson– CEO

Thank you, operator and thank you all. I appreciate everyone joining the call today, if anyone has any follow up questions, please do not hesitate to reach out to us. We appreciate your interest and look forward to keeping the dialogue open. Thanks everyone.

Operator

Thank you all again. This concludes the call. You may now disconnect.